Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Zynex, Inc. on Forms S-3 (file Nos. 333-230128 and 333-232367) and Form S-8 (File No. 333-220366) of our report dated March 11, 2025, with respect to our audits of the consolidated financial statements of Zynex, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 and our report dated March 11, 2025 with respect to our audit of internal control over financial reporting of Zynex, Inc. as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Zynex, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2025